Exhibit 8.1

SIDLEY AUSTIN LLP	BEIJING	GENEVA	SAN FRANCISCO
787 SEVENTH AVENUE	BRUSSELS	HONG KONG	SHANGHAI
NEW YORK, NY 10019	CHICAGO	LONDON	SINGAPORE
(212) 839 5300	DALLAS	LOS ANGELES	TOKYO
(212) 839 5599 FAX	FRANKFURT	NEW YORK	WASHINGTON, DC

FOUNDED 1866

May 23, 2007
Delphi Financial Group, Inc.
1105 North Market Street
Suite 1230
Wilmington, Delaware 19899

Re:	Delphi Financial Group, Inc. — 7.376% Fixed-To-Floating Rate Junior Subordinated Debentures due 2067
Ladies and Gentlemen:
     We have acted as special tax counsel to Delphi Financial Group, Inc. (the “Company”) in connection with the issuance and sale by it of $175,000,000 of its 7.376% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067, liquidation amount $25 per security (the “Debentures”), under the Junior Subordinated Indenture, dated as of May 23, 2007 (the “Indenture”), by and among the Company and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), and pursuant to the prospectus supplement on Form 424B2 under the Securities Act of 1933, as amended (the “Act”), initially filed by the Company on May 14, 2007 (File No. 333-142932), as amended (the “Registration Statement”).
     As special tax counsel to the Company, with your permission, in rendering the opinion set forth below, we have relied upon the accuracy of the representations made by the Company to us as set forth in that certain representation letter of the Company addressed to us, dated as of May 23, 2007. In addition, we have examined and relied upon originals or copies of such agreements, instruments, certificates, records and other documents (collectively, the “Documents”) and have made such examination of law as we have deemed necessary or appropriate for the purpose of this letter. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also reviewed such questions of law as we have considered necessary for purposes of the opinion expressed herein. We have assumed the due authorization, execution and delivery of all agreements referred to herein by all the parties thereto and that such agreements are valid and binding agreements of the parties thereto. We have assumed that each of the parties to any such agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it. Our opinion is also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Documents other than those contained therein.
Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Delphi Financial Group, Inc.
May 23, 2007

Furthermore, our opinion is based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein.
     Based upon the foregoing and consideration of such matters as we have deemed appropriate, we confirm and adopt as our opinion the statements in the Registration Statement under the heading “Certain United States Federal Income Tax Considerations.”
     In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or to advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the above-referenced documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion, unless we are specifically engaged to do so.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm (as special tax counsel to the Company) and the summarization of our opinion under the heading “Certain United States Federal Income Considerations” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.
Very truly yours,
/s/ Sidley Austin LLP